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                                 EXHIBIT 11

                     OLD KENT FINANCIAL CORPORATION

                          PRIMARY EARNINGS PER SHARE CALCULATION
                                    Three Months Ended June 30     Six Months Ended June 30
                                        1 9 9 6      1 9 9 5         1 9 9 6      1 9 9 5
NET INCOME.......................... $37,561,000  $37,393,000     $76,795,000  $72,096,000
Less: Preferred stock dividends.....     -  0  -      -  0  -         -  0  -      -  0  -

INCOME FOR PRIMARY
 E.P.S. CALCULATION................. $37,561,000  $37,393,000     $76,795,000  $72,096,000

Avg common shares outstandiing        47,215,555   47,464,681      47,380,929   47,485,233
Common stock equivalents............     347,065      326,106         356,468      419,106

SHARES FOR PRIMARY
 E.P.S. CALCULATION.................  47,562,620   47,790,787      47,737,397   47,904,339

PRIMARY E.P.S.......................       $0.79        $0.78           $1.61        $1.50

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